EXHIBIT 99.1

Rockwell Medical Reports Second Quarter 2015 Results

WIXOM, Mich., Aug. 4, 2015 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (NASDAQ:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported results for the second quarter of 2015.

Q2 2015 Financial Highlights

  Sales were $13.0 million, in line with Q2 2014.
  Gross profit was $2.1 million, a 2.3% increase over Q2 2014.
  Gross profit margins increased to 15.9% compared to 15.5% in Q2 2014.
  R&D expense was $0.9 million compared to $0.8 million in Q1 2015.
  Net loss was ($2.5) million or ($0.05) per share, compared to a net loss of ($3.2) million or ($0.08) per share in Q2 2014, a $.03 per share improvement.
  Cash and investments were $77.3 million as of June 30, 2015.

YTD 2015 Financial Highlights

  Sales in the first six months of 2015 were $26.8 million compared to $26.0 million in the first six months of 2014.
  Gross profit was $4.4 million, an 18.4% increase over the first six months of 2014.
  Gross profit margins increased to 16.3% compared to 14.2% in the first six months of 2014.
  R&D expense was $1.7 million compared to $4.8 million in the first six months of 2014.
  Net loss was ($6.2) million or ($0.12) per share, compared to a net loss of ($11.0) million or ($0.28) per share in the first six months of 2014, a $0.16 per share improvement.

2015 YTD Corporate Highlights

  Obtained U.S. FDA drug approval to market Triferic™ (ferric pyrophosphate citrate) for iron replacement and hemoglobin maintenance in hemodialysis patients.
  Received U.S. CMS Q-Code assignment for reimbursement of Triferic; effective July 1, 2015.
  Increased manufacturing and product inventory ahead of commercial drug launches.
  Increased marketing and advertising in preparation for commercial drug launches.
  PRIME ESA Sparing Study published in Kidney International.
  CRUISE 1-2 Phase 3 Studies published in Nephrology Dialysis Transplantation.
  Triferic clinical data presented at the National Kidney Foundation Spring Meeting and Annual Dialysis Conference both in the U.S., and ERA-EDTA Congress in Europe.

"As expected, we had another solid quarter," stated Robert L. Chioini, Chairman and CEO of Rockwell. "Our focus and effort the last five months has been on performing the necessary work to launch Triferic commercially, as well as Calcitriol. Since our FDA approval of Triferic, interest from the clinical community in gaining access to the drug has been strong across large and small dialysis organizations. Short-term pilot evaluations are being coordinated among some of the larger groups to establish internal protocol, prior to clinic-wide use. We anticipate these pilot studies will begin in the next few weeks. Once internal protocols are established and working satisfactorily, we expect to see broad-based clinical adoption of Triferic.

Conference Call Information

Rockwell Medical will be hosting a conference call to review its second quarter 2015 results on Tuesday, August 4, 2015 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438, or for international callers (678) 894-3975, passcode # 82154892 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About Triferic

Triferic is a unique iron compound that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron loss that occurs during their dialysis treatment. Triferic is introduced into bicarbonate concentrate, on-site at the dialysis clinic, and subsequently mixed into dialysate. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow and maintain hemoglobin, without increasing iron stores (ferritin). Please visit www.triferic.com for more information.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's recent FDA approved drug Triferic is indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market.

Rockwell's FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and Triferic following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic™ is a trademark of Rockwell Medical, Inc.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three and six months ended June 30, 2015 and June 30, 2014
(Unaudited)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Sales	$ 12,955,576	$ 13,033,361	$ 26,839,537	$ 25,997,013
Cost of Sales	10,889,619	11,014,469	22,461,237	22,298,163
Gross Profit	2,065,957	2,018,892	4,378,300	3,698,850
Selling, General and Administrative	3,835,596	4,214,205	9,161,357	8,304,404
Research and Product Development	885,259	186,695	1,684,850	4,801,892
Operating Income (Loss)	(2,654,898)	(2,382,008)	(6,467,907)	(9,407,446)
Interest and Investment Income, net	118,151	69,633	231,966	143,848
Interest Expense	--	858,003	--	1,712,306
Income (Loss) Before Income Taxes	(2,536,747)	(3,170,378)	(6,235,941)	(10,975,904)
Income Tax Expense	--	--	--	--
Net Income (Loss)	$ (2,536,747)	$ (3,170,378)	$ (6,235,941)	$ (10,975,904)

Basic Earnings (Loss) per Share	($ 0.05)	($ 0.08)	($ 0.12)	($ 0.28)

Diluted Earnings (Loss) per Share	($ 0.05)	($ 0.08)	($ 0.12)	($ 0.28)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of June 30, 2015 and December 31, 2014
(Unaudited)

ASSETS	June 30, 2015	December 31, 2014
Cash and Cash Equivalents	$ 37,145,875	$ 65,800,451
Investments Available for Sale	40,114,886	19,927,310
Accounts Receivable, net of a reserve of $59,000 in 2015 and $52,000 in 2014	3,938,815	4,472,002
Inventory	6,315,021	3,920,185
Other Current Assets	926,156	587,201
Total Current Assets	88,440,753	94,707,149

Property and Equipment, net	1,373,488	1,496,912
Intangible Assets	249,172	332,686
Goodwill	920,745	920,745
Other Non-current Assets	542,223	542,224
Total Assets	$ 91,526,381	$ 97,999,716

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$ 4,319,843	$ 5,294,515
Accrued Liabilities	2,582,711	4,325,997
Customer Deposits	129,851	183,890
Total Current Liabilities	7,032,405	9,804,402

Deferred License Revenue	18,506,066	19,492,520

Shareholders' Equity:
Common Shares, no par value, 50,221,211 and 50,284,007 shares issued and outstanding	252,651,670	249,018,189
Accumulated Deficit	(186,353,667)	(180,117,726)
Accumulated Other Comprehensive Income (Loss)	(310,093)	(197,669)
Total Shareholders' Equity	65,987,910	68,702,794

Total Liabilities And Shareholders' Equity	$ 91,526,381	$ 97,999,716

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2015 and June 30, 2014
(Unaudited)

	2015	2014

Cash Flows From Operating Activities:
Net (Loss)	$ (6,235,941)	$ (10,975,904)
Adjustments To Reconcile Net Loss To Net Cash Used In Operating Activities:
Depreciation and Amortization	408,327	506,465
Share Based Compensation- Employees	4,994,272	4,406,012
Restricted Stock Tendered in Satisfaction of Tax Liabilities	(2,912,859)	--
Amortization of Debt Issuance Costs	--	227,058
Non-Cash Interest Expense	--	225,058
Loss on Disposal of Assets	2,424	4,827
Loss on Sale of Investments, net	--	1,223
Changes in Assets and Liabilities:
Decrease in Accounts Receivable	533,187	359,402
Decrease (Increase) in Inventory	(2,394,836)	15,506
(Increase) in Other Assets	(338,954)	(2,393,555)
(Decrease) in Accounts Payable	(974,672)	(2,409,592)
(Decrease) in Other Liabilities	(1,797,325)	(3,578,224)
Deferred License Revenue	(986,454)	--
Changes in Assets and Liabilities	(5,959,054)	(8,006,463)
Cash Used In Operating Activities	(9,702,831)	(13,611,724)

Cash Flows From Investing Activities:
Purchase of Investments Available for Sale	(20,300,000)	(2,000,000)
Sale of Investments Available for Sale	--	4,976,000
Purchase of Equipment	(208,613)	(428,831)
Proceeds from Sale of Assets	4,800	--
Cash (Used In) Investing Activities	(20,503,813)	2,547,169

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and Purchase Warrants	1,552,068	2,041,828
Cash Provided By Financing Activities	1,552,068	2,041,828

Increase (Decrease) In Cash	(28,654,576)	(9,022,727)
Cash At Beginning Of Period	65,800,451	11,881,451
Cash At End Of Period	$ 37,145,875	$ 2,858,724
CONTACT: Michael Rice, Investor Relations; 646-597-6979